Exhibit 10.2

Execution Version

INVESTMENT ADVISORY AGREEMENT

BETWEEN

SENIOR CREDIT INVESTMENTS, LLC

AND

JEFFERIES CREDIT MANAGEMENT LLC

This Investment Advisory Agreement (this “Agreement”) is made as of       , 2023, by and between Senior Credit Investments, LLC, a Delaware limited liability company (the “Company”), and Jefferies Credit Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

Section 1. Duties of the Adviser.

(a) Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 or Form N-2 filed with the U.S. Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time (the “Registration Statement”), the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), and in the Company’s offering document, including any private placement memorandum and/or Registration Statement, as such may be amended from time to time or as may otherwise be set forth in the Company’s periodic reports filed in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable;

(ii) during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s certificate of formation, the LLC Agreement, and subscription agreement(s), as each may be amended from time to time (the “Organizational Documents”);

(iii) such investment policies, directives and regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv) the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser (or one of its affiliates) shall, during the term and subject to the provisions of this Agreement (including Section 1(a) of this Agreement):

(i) determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the Investments (as defined below) made by the Company;

(iii) perform due diligence on prospective Portfolio Companies (as defined in the Registration Statement);

(iv) execute, close, service and monitor the Investments;

(v) determine the Investments and other assets that the Company shall purchase, retain or sell;

(vi) negotiate, arrange and obtain financings and borrowing facilities for the Company;

(vii) exercising voting rights in respect of Investments;

(viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(ix) to the extent permitted under the Investment Company Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) or administrator, provide significant managerial assistance to those Portfolio Companies to which the Company is required to provide such assistance under the Investment Company Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of such Portfolio Companies, participate in board and management meetings, consult with and advise officers of such Portfolio Companies, and provide other organizational and financial consultation.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers (as defined below)), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s Investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any service providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In the event that the Company determines to issue or incur debt or other securities (or to refinance existing debt or other senior securities), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make Investments or obtain financing on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make Investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to provide, on behalf of the Company, significant managerial assistance to the Company’s Portfolio Companies to the extent required by the Investment Company Act or otherwise deemed appropriate by the Adviser.

(d) Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each, a “Sub-Advisory Agreement”) with other investment advisers or other service providers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and the Company. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other Investments based upon the Company’s investment objectives, policies and restrictions in accordance with the conditions set forth in Section 1(a) herein, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such Investments and monitoring Investments on behalf of the Company, subject to the oversight of the Adviser and the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including, without limitation, the requirements relating to the Board of Directors and approval by the Common Unitholders (as defined in the LLC Agreement) thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by, and the overall control of, the Board of Directors, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the Investment Company Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the Investment Company Act or the Advisers Act, as applicable, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

Section 2. Allocation of Expenses.

(a) Organizational and Offering Expenses. Prior to the Commencement of Operations (as defined in the Registration Statement) of the Company, the Adviser and its affiliates shall advance all organizational and offering expenses in connection with the formation of the Company and the Initial Closing of the Private Offering (as defined in the Registration Statement) (the “Organizational and Offering Expenses”). Following the Commencement of Operations, the Company shall reimburse the Adviser for the Organizational and Offering Expenses that are incurred on behalf of the Company up to a maximum aggregate amount of $1.5 million. The Adviser hereby agrees to bear the Organizational and Offering Expenses in excess of $1.5 million.

(b) Expenses Payable by the Company. The Company’s primary operating expenses include the payment of the Management Fee (as defined below) and the Incentive Fee (as defined below) to the Adviser, legal and professional fees, interest, fees and other expenses of Financings and other operating and overhead related expenses. “Financings” are indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit. The Management Fee and

Incentive Fee shall compensate the Adviser for its work in identifying, evaluating, negotiating, closing and monitoring each investment held by the Company (each, an “Investment,” and collectively, the “Investments”). The Company shall bear all other costs and expenses relating to its operations and transactions, including:

(i)	the Organizational and Offering Expenses, subject to Section 2(a) of this Agreement;

(ii)	operational expenses;

(iii)

fees and expenses, including travel expenses (up to an amount equal to the first-class air travel equivalent), incurred by the Adviser or payable to third parties related to the Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses from evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments;

(iv)	interest, fees and other expenses payable on Financings, if any, incurred by the Company;

(v)	fees and expenses incurred by the Company in connection with membership in investment company organizations;

(vi)

commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees), but shall not include any placement or similar fees incurred in connection with the sale of Common Units (as defined in the LLC Agreement) of the Company;

(vii)

fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent third-party valuation firms in determining the fair value of a portion of the securities in the Company’s portfolio as of each quarter end);

(viii)	legal, auditing or accounting expenses of the Company;

(ix)	taxes or governmental fees of the Company;

(x)	the fees and expenses of the Company’s administrator, transfer agent and/or sub-transfer agent;

(xi)	the cost of preparing certificates or any other expenses, including clerical expenses of issue, redemption or repurchase of Common Units;

(xii)	the expenses of, and fees for, registering or qualifying Common Units for sale, and maintaining the Company’s registration;

(xiii)	the fees and expenses of the members of the Board of Directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act;

(xiv)

the fees or disbursements of custodians of Company assets, including expenses incurred in the performance of any obligations enumerated by the Organizational Documents insofar as they govern agreements with any such custodian;

(xv)	the cost of preparing and distributing reports, proxy statements, tender offer documents, and notices to holders of the Company’s equity interests, the SEC and other regulatory authorities;

(xvi)	insurance premiums and fidelity bond costs of the Company;

(xvii)	costs of holding meetings of the Common Unitholders;

(xviii)	listing fees of the Company, if any;

(xix)

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the Company’s business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of Company rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business;

(xx)

expenses incurred by the Adviser payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with monitoring the Company’s financial and legal affairs, providing administrative services, monitoring or administering Investments;

(xxi)	expenses relating to the issue, repurchase and transfer of Common Units to the extent not borne by the relevant transferring Common Unitholders and/or assignees;

(xxii)

costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Company, including in each case services with respect to the proposed purchase or sale of securities by the Company that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated, including broken deal fees);

(xxiii)	costs of amending, restating or modifying the Organizational Documents or this Agreement or related documents of the Company or Related Entities (as defined in the LLC Agreement);

(xxiv)	fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of the Company or Related Entities; and

(xxv)	all other properly and reasonably chargeable expenses incurred by the Company or the Adviser in connection with administering the Company’s business.

In addition, the Company shall bear the fees and expenses related to the preparation and maintaining of any necessary registrations with regulators in order to market the Common Units of the Company in certain jurisdictions and fees and expenses associated with preparation and maintenance of any key information document or similar document required by law or regulation. The Company agrees that the Adviser is not required to pay expenses of activities which are primarily intended to result in sales of Common Units.

For avoidance of doubt, it is agreed and understood that, from time to time, the Adviser or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Adviser or its affiliates for all such costs and expenses that have been paid by the Adviser or its affiliates on behalf of the Company.

(c) Expenses Payable by the Adviser. All personnel of the Adviser, when and to the extent engaged in providing the investment advisory services described herein, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser or its affiliates and not by the Company, excluding the compensation of the Company’s chief compliance officer.

Section 3. Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser herein, a management fee (the “Management Fee”) and an incentive Fee (the “Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Management Fee and/or the Incentive Fee. The Company shall make any payments due hereunder to the Adviser or the Adviser’s designee as the Adviser may otherwise direct.

(a) Management Fee. The Management Fee shall be calculated at an annual rate of 1.25% (i.e., 0.3125% quarterly) of the Company’s net assets. The Management Fee will be payable quarterly in arrears. The Management Fee will be calculated based on the average value of the Company’s net assets at the end of the most recently completed calendar quarter. For purposes of calculating the Management Fee, “net assets” means the Company’s total assets less liabilities determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“GAAP”). Management Fees for any partial quarter shall be prorated based on the number of days in the quarter. Additional fees and expenses may also be charged by the administrator to the Company. The Management Fee for the Company’s first quarter of operations (i.e., the period beginning on the date of the Initial Closing (as defined in the Registration Statement) and ending on the last day of the quarter in which the Initial Closing occurred) will be equal to an annual rate of 1.25% (i.e., 0.3125% quarterly) of the Company’s net assets measured as of the date of the Initial Closing.

The Adviser shall have the right to elect to waive or defer all or a portion of the Management Fee that would otherwise be paid to it. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any calendar quarter or year shall be deferred without interest and may be paid over in any such other quarter prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Company.

(b)  Incentive Fee. The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of the Company’s income and a portion is based on a percentage of its capital gains, each as described below.

Incentive Fee Based on Income

The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from Portfolio Companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the Management Fee, expenses payable under an administration agreement with the Company’s administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).

Pre-Incentive Fee Net Investment Income Returns include, in the case of Investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.75% per quarter (7.0% annualized).

The Company agrees to pay the Adviser an incentive fee quarterly in arrears with respect to its Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•

No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.75% per quarter (7.0% annualized);

•

100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 2.00% (8.00% annualized). The Company refers to this portion of its Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 2.00%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of the Company’s Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 2.00% in any calendar quarter; and

•

12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Income Returns, if any, that exceed a rate of return of 2.00% (8.00% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.

Incentive Fee Based on Capital Gains

The Capital Gains Incentive Fee, is payable at the end of each calendar quarter in arrears. The amount payable equals:

•

12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee on capital gains as calculated in accordance with GAAP.

Each year, the fee paid for the Capital Gains Incentive Fee is net of the aggregate amount of any previously paid Capital Gains Incentive Fee for all prior periods. The Company will accrue, but will not pay, a Capital Gains Incentive Fee with respect to unrealized appreciation because a Capital Gains Incentive Fee would be owed to the Adviser if the Company were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

The fees that are payable under this Agreement for any partial period will be appropriately prorated. For the avoidance of doubt, the Incentive Fee will be calculated net of the Company’s expenses.

Section 4. Covenants of the Adviser.

The Adviser is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and Investments.

Section 5. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, including in compliance with Section 28(e) of the Exchange Act, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements that would circumvent this restriction.

Section 6. Other Activities of the Adviser.

The services provided by the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s Portfolio Companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein. It is understood that directors, officers, employees and Common Unitholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members, managers or otherwise of the Adviser and its affiliates are or may become similarly interested in the Company as Common Unitholders or otherwise.

Section 7. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a director, officer, shareholder or employee of the Adviser is or becomes a director, officer, Common Unitholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, shareholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, shareholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

Section 8. Indemnification.

(a) Subject to Section 9, the Adviser and any Sub-Adviser, its directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the Investment Company Act) and any other person or entity affiliated with, or acting on behalf of, the Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (“Losses”) actually and reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Indemnified Parties’ duties or obligations under this Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the Investment Company Act, the laws of the State of Delaware and other applicable law.

(b) For any claims indemnified by the Company under Section 8(a) above, to the fullest extent permitted by and subject to the applicable conditions of law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances from time to time. Each Indemnified Party hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Company. Such undertaking shall be unsecured and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

Section 9. Limitation on Indemnification.

Notwithstanding anything in Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders or to the Indemnified Parties to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith, gross negligence, or a material violation of applicable U.S. federal securities laws in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.

Section 10. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Directors, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Board of Directors who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act (the “Independent Directors”), in accordance with the requirements of the Investment Company Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority” is defined in Section 2(a)(42) of the Investment Company Act) or (B) by the vote of the majority of the Independent Directors; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the Investment Company Act). The provisions of Sections 8 and 9 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Sections 8 and 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors;

(ii) deliver to the Board of Directors all assets and documents of the Company then in custody of the Adviser; and

(iii) cooperate with the Company to provide an orderly transition of services.

Section 11. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

Section 12. Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the Investment Company Act.

Section 13. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 14. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 15. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 8 and 9, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act and the Advisers Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the Investment Company Act or the Advisers Act, the Investment Company Act and the Advisers Act shall control.

Section 16. Third Party Beneficiaries.

Except for any Indemnified Party, such Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 17. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Section 18. Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser as an additional insured party (each, an “Additional Insured Party”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 18 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the Investment Company Act) of the Board of Directors.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

SENIOR CREDIT INVESTMENTS, LLC a Delaware limited liability company

520 Madison Avenue, 12th Floor New York, New York 10022

By:
Name:	Jason Kennedy
Title:	Authorized Signatory

JEFFERIES CREDIT MANAGEMENT LLC a Delaware limited liability company

520 Madison Avenue, 12th Floor New York, New York 10022

By:
Name:	Jason Kennedy
Title:	Authorized Signatory

[Signature Page to Investment Advisory Agreement]